Exhibit 5
                         Warner Norcross & Judd LLP
                              Attorneys at Law
                           900 Old Kent Building
                           111 Lyon Street, N.W.
                     Grand Rapids, Michigan 49503-2489
                    Fax (616) 752-2500 & (616) 752-2501
                          Telephone (616) 752-2000





November 9, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Old Kent Financial Corporation
          Registration Statement on Form S-4
          Registration No. 33-

Ladies and Gentlemen:

We are general counsel to Old Kent Financial Corporation, a Michigan corporation (the "Company"). We represent the Company with respect to the above-captioned registration statement on Form S-4 relating to an offering of up to 3,103,779 shares of the Company's Common Stock, $1 par value, to the stockholders of First National Bank Corp. ("FNBC") pursuant to an Agreement and Plan of Merger dated as of August 24, 1994, between the Company and FNBC (the "Agreement").

As counsel for the Company, we are familiar with its Restated Articles of Incorporation and Restated Bylaws and have reviewed the various proceedings the Company has taken to authorize the issuance of the Common Stock the Company proposes to issue in the proposed merger. We have also reviewed and assisted in the preparation of the registration statement.

On the basis of the foregoing, and such further examination as we deemed necessary and appropriate, we are of the opinion that up to 3,103,779 shares of authorized but unissued Common Stock of the Company, when issued and delivered in accordance with the Agreement after satisfaction or waiver of the conditions stated therein, will be legally issued, fully paid and nonassessable.

                              WARNER NORCROSS & JUDD LLP



                              By   /s/ Gordon R. Lewis
                                   Gordon R. Lewis, a Partner